EXHIBIT 99

                         FOR:                      Consolidated Graphics, Inc.
                         APPROVED BY:              Ronald E. Hale, Jr.
                         CONTACT:                  Betsy Brod/Jeff Majtyka
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                CONSOLIDATED GRAPHICS COMPLETES ACQUISITIONS OF
                        DIRECT COLOR AND THEO DAVIS SONS

HOUSTON, TEXAS -- JANUARY 14, 1997 -- Consolidated Graphics, Inc.
(Nasdaq/NM:COGI) today announced it has completed its previously announced acquisitions of Direct Color of Long Beach, California and Theo Davis Sons, serving the Raleigh-Durham, North Carolina area. Terms of the transactions were not disclosed.

     The completion of the Direct Color and Theo Davis Sons transactions gives Consolidated Graphics 18 printing companies in 14 markets and brings the Company's annualized run-rate revenues to $155 million.

     The transactions bolster Consolidated Graphics' market presence in both the West Coast and Mid-Atlantic regions. As with all of Consolidated Graphics' acquisitions, Direct Color and Theo Davis Sons will continue to be locally operated under their existing management teams, led by David Melin, president of Direct Color and Mike Davis, president of Theo Davis Sons.

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization.